Filed Pursuant to Rule 424(b)(3)
File Number 333-162459

PROSPECTUS SUPPLEMENT NO. 4
to Prospectus dated January 28, 2010
(Registration No. 333-162459)

CHINA ELECTRIC MOTOR, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated January 28, 2010 and our Prospectus Supplement No. 1 dated February 23, 2010, Prospectus Supplement No. 2 dated April 6, 2010 and Prospectus Supplement No. 3 dated May 26, 2010 to the Prospectus (the “Prospectus Supplements”).  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 4 includes certain portions of the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Current Report on Form 8-K filed with the SEC on June 2, 2010; Current Report on Form 8-K filed with the SEC on June 11, 2010; and Current Report on Form 8-K filed with the SEC on June 28, 2010.

Our common stock is traded on the NASDAQ Global Market under the symbol “CELM.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is July 28, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 29, 2010

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34613	26-1357787
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code                             86-755-81499969

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officers

On May 31, 2010, the Board of Directors of China Electric Motor, Inc. (the “Company”) appointed Xinming Xiao as the Company’s Chief Operating Officer and Shengping Wang as the Company’s Chief Technology Officer, effective June 1, 2010.

Xinming  (“Michael”) Xiao, age 46, has over 10 years of production and technology management experience. Prior to joining the Company, Mr. Xiao served as the Deputy Managing Director of Huizhou Besthope Micromotion Technology Industry Co., Ltd., a manufacturer of professional drive mechanisms and micro-motors, from October 2009 to May 2010.  From June 2006 to September 2009, Mr. Xiao served as the General Manager of Shanghai AWA Seimtsu Electric Co., Ltd., a designer and manufacturer of telephone vibration motors.  Mr. Xiao served as the Vice General Manager of Shenzhen MicroTech Motor Co., Ltd., a company engaged in micro-motor and motor parts trading, from June 2004 to May 2006.  Mr. Xiao received a bachelor’s degree in Machinery Manufacturing Technology and Equipment Automation in June 1982 from Central South University and a master’s degree in Mechanical Engineering in June 1990 from Wuhan University of Technology.

Shenping Wang, age 44, has more than 10 years of solid micro-motor industry experience, and is proficient in micro-motor design and production.  Mr. Wang served as the General Manager of Shenzhen Chengzheng Technology Co., Ltd., a producer and operator of winding and spot-welding machines and the sale and development of micro-motors and associated devices, from March 2003 to May 2010.  From March 1996 to February 2002, Mr. Wang served as the manager of the research and design and manufacturing center and as the lead founder of the Guangzhou factor of Standard Motor Co., Ltd., a manufacturer of DC brush motors.  From February 1992 to March 1996, Mr. Wang served as a motor production engineer of MABUCHI Motor, a micro-motor manufacturer.  From August 1988 to February 2002, Mr. Wang served as a production engineer of an oil pump and glib factory.  Mr. Wang received a bachelor’s degree in Machine Manufacture and Equipment in July 1988 from the Engineering Institute of Shenyang.

On May 29, 2010, the Company entered into an employment agreement with each of Mr. Xiao and Mr. Wang regarding their employment with the Company as its new Chief Operating Officer and Chief Technology Officer, respectively (the “Agreements”).  The Agreements are effective as of June 1, 2010.  Pursuant to the Agreements, each of Mr. Xiao and Mr. Wang will be entitled to a base salary at a monthly rate of RMB 20,000, as well as reimbursement for the cost of standard corporate-style healthcare insurance coverage and for reasonable travel, hotel, entertainment, and other business related expenses. Each of Mr. Xiao and Mr. Wang are entitled to accrue seven (7) days of paid leave each year.

The Company agreed that within five (5) business days after the approval of an equity incentive plan by the Company’s stockholders (the “Plan”), it will grant to each of Mr. Xiao and Mr. Wang, in accordance with the terms and conditions of the Plan, 50,000 shares of restricted common stock of the Company (the “Grants”).  Additional terms and conditions of the Grants shall be determined by the Company’s Board of Directors in accordance with the Plan at the time of the Grant and set forth in a stock grant agreement between the officer and the Company.

The initial term of the Agreements is thirty-six (36) months, with automatic one-year extensions, unless either party provides ninety (90) days written notice of termination prior to the expiration of then current term.  Mr. Wang and Mr. Xiao may terminate his Agreement for any reason upon thirty (30) days written notice to the Company.  The Company may terminate the Agreements immediately for Cause (as defined in the Agreement) and upon thirty (30) days written notice without Cause.  In the event Mr. Xiao’s or Mr. Wang’s employment with the Company is terminated, the Company will pay Mr. Xiao or Mr. Wang, as applicable, on the date of termination only the amount of his salary that is earned but unpaid as of the date of termination, in addition to any accrued but unused paid leave and any unreimbursed business expenses incurred as of the date of termination.  In the event of Mr. Xiao’s or Mr. Wang’s termination of his Agreement for Good Reason (as defined in the Agreement), the Company will also pay to such officer a severance payment in an amount equal to three (3) months of such officer’s annual salary at the time of termination.  In the event of Mr. Xiao’s or Mr. Wang’s termination by the Company without Cause, such officer will also receive a severance payment in an amount equal to such officer’s salary at the time of termination for the remainder of the then-current term of the Agreement.

There are no arrangements or understandings between Mr. Xiao and any other persons pursuant to which Mr. Xiao was selected as Chief Operating Officer.  There are no arrangements or understandings between Mr. Wang and any other persons pursuant to which Mr. Wang was selected as Chief Technology Officer.  Neither Mr. Xiao nor Mr. Wang has been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Mr. Xiao or Mr. Wang and any director or executive officer of the Company.

Resignation of Executive Officer

Effective June 1, 2010, Xiaobo Zhang resigned as the Company’s Chief Administrative Officer.  Mr. Zhang’s resignation was for personal reasons and not due to any disagreement with the Company.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Xinming Xiao effective as of June 1, 2010.
10.2	Employment Agreement with Shengping Wang effective as of June 1, 2010.
99.1	Press release dated June 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Date: June 2, 2010

	By:	/s/ Yue Wang
	Name:	Yue Wang
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with Xinming Xiao effective as of June 1, 2010.
10.2	Employment Agreement with Shengping Wang effective as of June 1, 2010.
99.1	Press release dated June 2, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 8, 2010

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34613	26-1357787
(State or Other Jurisdiction	(Commission File Number)	IRS Employer Identification No.)
of Incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code	86-755-81499 9969

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On June 8, 2010, the Board of Directors of China Electric Motor, Inc. (the “Company”) appointed Hueng Sang (“Dexter”) Fong, age 50, as the Company’s Chief Financial Officer and Corporate Secretary effective June 10, 2010, replacing Haixia Zhang, who will remain with the Company as Corporate Controller.

Heung Sang Fong has served as a director of the Company since January 2010.  From February 2009 to March 2010, Mr. Fong served as the Chief Financial Officer and as a Director of Apollo Solar Energy, Inc. (OTCBB: ASOE).  From December 2006 to January 2009, Mr. Fong served as the Executive Vice President of Corporate Development of Fuqi International, Inc. (NASDAQ: FUQI).  From January 2004 to November 2006, Mr. Fong served as the managing partner of Iceberg Financial Consultants, a financial advisory firm based in China that advises Chinese clients in capital raising activities in the United States. From December 2001 to December 2003, Mr. Fong was the Chief Executive Officer of Holley Communications, a Chinese company that engaged in CDMA chip and cell phone design. From March 2002 to March 2004, he served as Chief Financial Officer of Pacific Systems Control Technology, Inc. From May 2001 to November 2001, Mr. Fong was the Director of Finance of PacificNet, Inc., a customer relationship management, mobile internet, e-commerce and gaming technology based in China. From December 1998 to April 2001, he was the Group Financial Controller of Oregon Scientific, a wholly-owned subsidiary of IDT, a Hong Kong Stock Exchange-listed company. Mr. Fong is a U.S. CPA and has held various positions in such capacity with accounting firms in the United States and Hong Kong, including Deloitte and Touche, Ernst and Young, and KPMG Peat Marwick. Since March 2010, Mr. Fong has served as Director of Rongfu Agriculture, Inc. (OTCBB: RNFU). Since July 2006, Mr. Fong has served as an independent director of a Hong Kong public company, Universal Technology Inc. (HK:8091). Since July 2007, Mr. Fong has also served as a director and audit committee chairman, for each of Diguang International Development Co., Ltd. (OTCBB: DGNG) and Kandi Technology Corp. (NASDAQ-CM: KNDI). Mr. Fong served as independent director of Zhaoheng Hydropower (ZHYLP.PK) from June 2008 to May 2009.  Mr. Fong graduated from the Hong Kong Baptist College with a diploma in History in 1982. He also received an MBA from the University of Nevada at Reno in 1989 and a Masters degree in Accounting from the University of Illinois at Urbana Champaign in 1993. Mr. Fong’s long and varied business career, including service as a CFO and director of a publicly-traded company, as well as his significant financial and accounting experience as a U.S. CPA and knowledge of the capital markets qualify him to serve on the Company’s Board of Directors.

On June 10, 2010, the Company entered into an amended and restated employment agreement with Mr. Fong regarding his employment by the Company as its new Chief Financial Officer (the “Agreement”).  Pursuant to the Agreement, Mr. Fong will be entitled to a base salary at an annual rate of $100,000, as well as reimbursement for the cost of standard corporate-style healthcare insurance coverage and for reasonable travel, hotel, entertainment, and other business related expenses. Mr. Fong is entitled to accrue twenty-one (21) days of paid leave each year, with a total maximum accrual of thirty (30) days.

The Company agreed that within five business days after the approval of an equity incentive plan (the “Plan”) by the Company’s stockholders, it will grant 150,000 shares of Common Stock of the Company to Mr. Fong, which shall be immediately vested upon the date of grant.  The Company also agreed to grant to Mr. Fong an additional 300,000 shares of the Company’s common stock on January 31, 2012, with 250,000 of such shares to vest immediately upon the date of grant and 50,000 of such shares to vest on May 31, 2012.  Additional terms and conditions of the grants of shares shall be determined by the Company’s Board of Directors in accordance with the Plan at the time of the grants and set forth in a stock grant agreement to be executed by the Company and Mr. Fong.

The initial term of the employment agreement is twenty-four (24) months, with automatic one-year extensions, unless either party provides ninety (90) days written notice of termination prior to the expiration of then current term.  Mr. Fong may terminate the Agreement for any reason upon thirty (30) days written notice to the Company.  The Company may terminate the Agreement immediately for Cause (as defined in the Agreement) and upon thirty (30) days written notice to Mr. Fong without Cause.  In the event Mr. Fong’s employment with the Company is terminated, the Company will pay Mr. Fong on the date of termination only the amount of his salary that is earned but unpaid as of the date of termination, in addition to any accrued but unused paid leave and any unreimbursed business expenses incurred as of the date of termination.  In the event of Mr. Fong’s termination of the Agreement for Good Reason (as defined in the Agreement), the Company will also pay to Mr. Fong a severance payment in an amount equal to three (3) months of Mr. Fong’s annual salary at the time of termination.  In the event of Mr. Fong’s termination by the Company without Cause, Mr. Fong will also receive a severance payment in an amount equal to Mr. Fong’s salary at the time of termination for the remainder of the then-current term of the Agreement.

There are no arrangements or understandings between Mr. Fong and any other persons pursuant to which Mr. Fong was selected as Chief Financial Officer and Corporate Secretary.  Mr. Fong has not been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Mr. Fong and any director or executive officer of the Company.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Heung Sang Fong dated as of June 10, 2010.
99.1	Press release dated June 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Date: June 10, 2010	By:	/s/ Yue Wang
	Name:	Yue Wang
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Heung Sang Fong dated as of June 10, 2010.
99.1	Press release dated June 11, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 24, 2010

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34613	26-1357787
(State or Other Jurisdiction	Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code:  86-755-81499 9969

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On June 24, 2010, Shuiping Wang resigned as a director of the Company and as a member of the Company’s Audit Committee, effective June 30, 2010.

Appointment of Directors

On June 24, 2010, the Board of Directors of Company appointed Yue Wang, the Company’s current Chief Executive Officer, James M. Lee and Tony Shen as directors of the Company, effective July 1, 2010.  Mr. Lee was also appointed to serve as the chairman of the Company’s Nominating Committee.  Mr. Shen was appointed as the Chairman of the Audit Committee and as the Audit Committee Financial Expert as defined under Item 407(d) of Regulation S-K.  The Board of Directors determined that Mr. Lee and Mr. Shen are independent directors pursuant to the NASDAQ Marketplace Rules.

Yue Wang, age 27, has served as Chief Executive Officer of the Company since March 2009 and as General Manager of Shenzhen YuePengCheng Motor Co., Ltd., a wholly-owned subsidiary of the Company (“Shenzhen YPC”), since February 2006.  Prior to serving as General Manager, Mr. Wang served as the Vice General Manager of Shenzhen YPC from January 2005.  Prior to January 2005, Mr. Wang was a student at the University of Leeds in London.  Mr. Wang received a Bachelor of Arts degree in Business and Economy from the University of Leeds in 2005.  The Board of Directors of the Company determined that Mr. Wang is qualified to serve as a director of the Company due to his in-depth knowledge of the Company’s business acquired through his service as the General Manager of Shenzhen YPC since February 2006 and the Company’s Chief Executive Officer.

There are no arrangements or understandings between Mr. Wang and any other persons pursuant to which Mr. Wang was selected as a director.  Mr. Wang has not been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.  Mr. Wang is the son of Fugui Wang, the Company’s Chairman of the Board of Directors.

James M. Lee, age 63, has served as a director of Apollo Solar Energy, Inc. (OTCBB: ASOE) since March 2009.  From June 1967 through June 2003, Mr. Lee served in a number of different roles with Intel Corporation, including as Director of Intel’s California Technology Lab and General Manager of Intel’s manufacturing subsidiary in Shanghai.  Mr. Lee a received a Bachelor of Science degree in Electronic Engineering from the University of Illinois in 1967 and a Master of Science Degree in Electronic Engineering from Syracuse University in 1971. The Board of Directors of the Company determined that Mr. Wang is qualified to serve as a director of the Company due to his experience in international business operations acquired from his service as the General Manager of Intel Technology (China) Ltd. in Shanghai, China, as well as his experience in working with the Chinese government and various suppliers in China.

Tony Shen, age 43, served as the Chief Financial Officer, Treasurer and Secretary of China BAK Battery, Inc. (NASDAQ: CBAK) from August 2007 to April 2010.   He served as the Vice President of Strategic Development of China BAK Batter from May 2007 to August 2007.  From 2006 to April 2007, Mr. Shen served as the Acting Chief Financial Officer of eLong Inc. (NASDAQ: LONG). Mr. Shen served as an independent consultant to various companies in China from 2005 to July 2006 and as the General Manager of Overseas Investment Management from 2003 to 2004 for China Netcom Group Corp. (Hong Kong) Ltd. (NYSE: CN). Prior to joining China Netcom, Mr. Shen served in several senior finance roles at Solectron Corporation in the United States from 1999 to 2003. Mr. Shen received a BE in Electrical Engineering from Tsinghua University and an MBA from Columbia Business School.

The Company entered into director agreements with each of Mr. Lee and Mr. Shen regarding their service as directors of the Company (the “Director Agreements”).  Pursuant to the Director Agreements, Mr. Lee and Mr. Shen are entitled to a monthly fee of $1,500 during their terms as directors.  Mr. Shen will receive an additional $700 per month for his service as the Chairman of the Audit Committee.

The Company will also reimburse Mr. Lee and Mr. Shen for all reasonable out-of-pocket expenses incurred in attending any in-person board meetings.  The Company agreed that within five (5) business days after the approval of an equity incentive plan by the Company’s stockholders (the “Plan”), it will grant to each of Mr. Lee and Mr. Shen, in accordance with the terms and conditions of the Plan, 20,000 shares of restricted common stock of the Company (the “Director Shares”).  Additional terms and conditions of the Director Shares, including the vesting schedule of such shares, will be determined by the Company’s Board of Directors in accordance with the Plan at the time of the grant and set forth in stock grant agreements with the Company and each of the directors.

There are no arrangements or understandings between Mr. Lee or Mr. Shen and any other persons pursuant to which they were selected as directors.  Neither Mr. Lee nor Mr. Shen has been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Mr. Lee or Mr. Shen and any director or executive officer of the Company.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Director Agreement with Tony Shen dated as of June 24, 2010.
10.2	Director Agreement with James M. Lee dated as of June 24, 2010.
99.1	Press Release dated June 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.
Date: June 28, 2010

By:  /s/   Yue Wang

Name:  Yue Wang
Title:    Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Director Agreement with Tony Shen dated as of June 24, 2010.
10.2	Director Agreement with James M. Lee dated as of June 24, 2010.
99.1	Press Release dated June 28, 2010.